Exhibit 16.1

432 Park Avenue South, 10th Floor New York, NY 10016 / (212) 481-3490 1901 South Congress Avenue, Suite 110 Boynton Beach, FL 33426 / (561) 752-1721

April 29, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:	Manufactured Housing Properties, Inc.

File Ref No: 000-51229

We have read the statements of Manufactured Housing Properties, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated April 29, 2020 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Manufacturing Housing Properties, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.
Certified Public Accountants
Boynton Beach, Florida